EXHIBIT 8.1

Subsidiary	Jurisdiction of Incorporation
Agenciamiento y Servicios Profesionales S.A.	Mexico
Alto Paraná S.A.	Argentina
Arauco Denmark ApS	Denmark
Arauco do Brasil Ltda.	Brazil
Arauco Ecuador S.A.	Ecuador
Arauco Europe S.A.	Switzerland
Arauco Forest Products B.V.	The Netherlands
Arauco Generación S.A.	Chile
Arauco Honduras S. de R.L. de C.V.	Honduras
Arauco Internacional S.A. (previously Inversiones Cholguán S.A.)	Chile
Araucomex S.A. de C.V.	Mexico
Arauco Perú S.A. (previously Cholguán Lima S.A.).	Peru
Arauco Wood Products, Inc.	U.S.A.
Aserraderos Arauco S.A.	Chile
Bosques Arauco S.A.	Chile
Controladora de Plagas Forestales S.A.	Chile
Distribuidora Centromaderas S.A.	Chile
Forestal Arauco S.A.	Chile
Forestal Arauco Costa Rica S.A.	Costa Rica
Forestal Arauco Guatemala S.A.	Guatemala
Forestal Celco S.A.	Chile
Forestal Cholguán S.A.	Chile
Forestal Conosur S.A.	Uruguay
Forestal Misiones S.A.	Argentina
Forestal Valdivia S.A.	Chile
Industrias Forestales S.A.	Argentina
Inversiones Celco S.L	Spain
Investigaciones Forestales Bioforest S.A	Chile
Paneles Arauco S.A.	Chile
Servicios Logísticos Arauco S.A. (previously Portuaria Arauco S.A.)	Chile
Southwoods-Arauco Lumber LLC	U.S.A.
Trupán Argentina S.A.	Argentina